Exhibit 99.5
JOINT PRESS RELEASE
GUYANOR RESSOURCES S.A.
GOLDEN STAR RESOURCES LTD.


                  COMPLETION OF DACHINE BULK SAMPLE PROCESSING

                     CAYENNE AND DENVER - FEBRUARY 24, 1997

Guyanor Ressources S.A. (Guyanor) and Golden Star Resources Ltd. (Golden Star) announce the completion of processing a small initial bulk sample from the Dachine permit area in French Guiana. Guyanor and BHP Minerals International
(BHP) signed a Heads of Agreement in December 1995 to jointly explore the Dachine diamond occurrence. BHP is the project manager under the Heads of Agreement.

Processing of concentrate collected from approximately 186 dry tonnes of material from a small initial bulk sample collected from ten pits over the known five kilometer strike length of the Dachine diamondiferous body has been completed at BHP's Minerals Laboratory in Reno, Nevada. Processing of the sample was undertaken to recover only macrodiamonds larger than 1.25mm in their longest dimension. Processing of the bulk sample recovered an insignificant number of stones larger than 1.25mm was recovered from the bulk sample.

Pending review of final results, BHP intends to discontinue funding diamond exploration on the Dachine "B" permit under the Heads of Agreement with Guyanor. Should BHP elect to terminate the agreement, Guyanor intends to continue diamond exploration in the Dachine area and may seek new joint venture partners. Guyanor currently holds the Dachine "B" exploration permit and has applied for an "A" permit for a total of 337 square kilometers, which includes the 25 square kilometer "B" permit area.

Dr. Jacques Letendre, Golden Star Diamond Program Manager, stated, "Based on our previous work at Dachine, we are very puzzled by the results from the small bulk sample. We previously originally reported the recovery of eight macrodiamonds ([GREATER THAN] 1.0mm) from 1.8 tonnes of material and more recently reported the recovery of macrodiamonds ([GREATER THAN] 0.5mm) from samples taken in each creek draining off the Dachine body. This information is not consistent with the results of the bulk sample, which produced an insignificant number of stones larger than 1.25mm. Even without the continued participation of BHP, we believe that further exploration is justified at Dachine to better characterize the geology and nature of the body, which is essential in evaluating whether some portion of the very large Dachine body could be economic. Outside the Dachine '"B' " Permit, we feel it is important to continue exploration of other known '"Dachine-like'" diamond targets as well as a significant gold anomaly that has been identified on the flank of the Dachine diamondiferous body."

Guyanor is a French, public exploration company in which Golden Star Resources Ltd. has an approximately 68% interest. Guyanor operates entirely in the French Department of Guyane (French Guiana) and is focused on the identification, exploration and development of significant mineral deposits, principally gold and diamonds. Guyanor currently holds interests in the St-Elie, Yaou, Dorlin, Paul Isnard, Eau-Blanche and Regina Est gold properties as well as the Dachine diamond property. Guyanor is listed on The Toronto Stock Exchange (under the symbol "GRL.B") and the Nouveau Marche of the Bourse de Paris (under the symbol "GUYN").

Golden Star Resources Ltd. is a gold and diamond exploration company which holds a 30% equity interest in the Omai gold mine in Guyana, one of the largest gold mines in South America. Golden Star also holds significant gold and diamond exploration interests in South America and Africa. The Company is listed on The Toronto Stock Exchange (Symbol "GSC") and the American Stock Exchange (symbol "GSR"). Golden Star warrants trade on The Toronto Stock Exchange (under the symbol "GSR.WT").

For further information, please contact:

GUYANOR RESSOURCES S.A.          GOLDEN STAR RESOURCES LTD.
JEAN-FRANCOIS SAUVAGE            RICHARD A. WINTERS
Managing Director                Vice President - Corporate Development
011-594-29 54 40                 (303) 830-9000 OR (800) 553-8436
Cayenne, French Guiana           Denver, Colorado






                                  -2-